SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2010
Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-52082 (Commission File Number)	41-1698056 (IRS Employer Identification No.)
651 Campus Drive
St. Paul, Minnesota 55112-3495
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 29, 2010, Cardiovascular Systems, Inc. (“CSI”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”). The Loan Agreement amends and restates in its entirety CSI’s existing credit facility with SVB established pursuant to that certain Loan and Security Agreement, dated September 12, 2008, as amended (the “Prior Loan Agreement”). The amended and restated credit facility consists of a senior, secured revolving credit facility of $15.0 million (the “Revolver”) and (ii) a $10.0 million senior, secured term loan (the “Term Loan”). The key modifications to CSI’s Prior Loan Agreement include, among other things, (i) increasing the Revolver from $10.0 million to $15.0 million, (ii) extending the maturity date of and increasing the amounts under the Term Loan from $5.5 million to $10.0 million, and (iii) modifying the financial covenants structure and various other provisions of the Loan Agreement.
     Under the Loan Agreement, two previously outstanding term loans with balances of $1,795,670 and $3,792,950 outstanding on each (respectively, the “Term Loan A” and the “Term Loan C”) will be combined with a new term loan (the “New Term Loan Advance”) to form the Term Loan. The New Term Loan Advance was made on March 31, 2010 and was in a principal amount that when combined with the then outstanding principal balances of the Term Loan A and Term Loan B equaled $10.0 million. The new $10.0 million Term Loan has a fixed interest rate of 9.0% per annum and a final payment amount equal to 1.0% of the loan amount due at maturity (the “Final Payment”). CSI is obligated to amortize the loan over a 30-month period with equal monthly payments of principal and interest, commencing on November 1, 2010 and continuing thereafter until March 29, 2013. Upon the occurrence and continuance of an event of default or if CSI elects to retire the loan at any time, CSI will be required to pay the outstanding principal balance, unpaid accrued interest, the Final Payment, and a prepayment fee equal to 3.0% of the commitment amount in the first year, 2.0% of the commitment amount in the second year, and 1.0% of the commitment amount in the third year.
     In addition, under the Loan Agreement’s Revolver, advances may be made from time to time up to $15.0 million (the “Maximum Dollar Amount”), subject to certain borrowing limitations described below. The Revolver has a two-year maturity until March 29, 2012 and bears interest at a floating per annum rate equal to 2.0 percentage points above SVB’s most recently announced “prime rate,” provided that the interest rate in effect on any day shall not be less than 6.0% per annum. Interest on borrowings is due monthly and the principal balance is due at maturity. Borrowings on the Revolver are based on (a) 80% of eligible domestic receivables, plus (b) the lesser of 40% of eligible inventory or 25% of eligible domestic receivables or $2.5 million, minus (c) to the extent in effect, certain loan reserves as defined in the Loan Agreement. CSI’s accounts receivable receipts will continue to be deposited into a lockbox account in the name of SVB. Upon the Revolver’s maturity, any outstanding principal balances and unpaid accrued interest, and all other obligations under the Revolver will be due and payable. Upon the occurrence and continuance of an event of default or if CSI terminates the Revolver prior to maturity, CSI will be required to pay the outstanding loan amount plus a penalty equal to 2.0% of the Maximum Dollar Amount in the first year and 1.0% of the Maximum Dollar Amount in the second year.

     CSI’s obligations under the Loan Agreement are secured by certain of CSI’s assets including, among other things, accounts receivable, deposit accounts, inventory, equipment, general intangibles and records pertaining to the foregoing. The Loan Agreement contains customary covenants limiting CSI’s ability to, among other things, incur debt or liens, make certain investments and loans, enter into transactions with affiliates, undergo certain fundamental changes, dispose of assets, or change the nature of its business. In addition, the Loan Agreement contains financial covenants requiring CSI to maintain a liquidity ratio of greater than 1.50 to 1.00, a fixed charge coverage ratio of greater than 1.25 to 1.00, and certain three-month EBITDA targets as defined in the Loan Agreement. If CSI does not comply with the various covenants under the Loan Agreement, SVB may, subject to various customary cure rights, decline to provide additional advances under the Revolver, require the immediate payment of all amounts outstanding under the Term Loan and Revolver and foreclose on all collateral.
     Upon entering into the Loan Agreement, CSI paid SVB a non-refundable commitment fee of $125,000, and CSI must pay SVB an additional commitment fee of $110,000 on the first anniversary of the Loan Agreement. CSI is required to pay a fee equal to 0.375% on the unused portion of the Revolver, payable monthly.
     The foregoing description of the material terms of the Loan Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Loan Agreement that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.
     In connection with and as additional consideration for the Loan Agreement, CSI amended, restated and replaced a warrant for 8,493 shares of CSI’s common stock it previously issued to SVB Financial Group (“SVB Financial”), an affiliate of SVB. The amended and restated warrant extended the term of the warrant and set the warrant’s exercise price at $5.482, which price was based on the five-day average closing share price of CSI’s common stock prior to the date of the Loan Agreement. The foregoing description does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by the Amended and Restated Warrant to Purchase Stock issued by CSI to SVB Financial, dated March 29, 2010 (the “Warrant”). The Warrant will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.03.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 2, 2010

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer